Exhibit 99.1


          MID PENN BANCORP, INC. REPORTS 5.5 PERCENT EARNINGS INCREASE
               FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2003

         Mid Penn Bancorp, Inc. (AMEX - MBP) parent company of Mid Penn Bank, announced earnings for the nine months ended September 30, 2003, of $3,405,000, an increase of 5.5% over the $3,227,000 earned in the same period of 2002. Earnings for the third quarter of 2003 were $1,086,000 compared to the $1,145,000 earned in the prior year's third quarter.

         Earnings per share increased to $1.07 per share compared to $1.01 per share for the first three quarters of 2002. Earnings per share for the third quarter of 2003 amounted to $.34 compared to $.36 during the same period of 2002. The return on equity was 12.7%. The growth in earnings was primarily attributable to higher levels of earning assets and increased fee income, particularly loan fees associated with residential mortgages and commercial loans, as well as gains on sales of investment securities.

         Total assets at September 30, 2003, were approximately $373 million, an increase of 6.3% from the prior year. Gross loans of $234,520,000 increased by $24 million or 11.2% at September 30, 2003, compared to the prior year. The increase in loans was primarily in the commercial loan portfolio. Loan quality ratios remained strong, with non-performing loans and delinquency levels within bank targets.

         Total deposits as of September 30, 2003, were $288 million compared to $277 million the prior year, an increase of 4%. Deposit growth was experienced in money market accounts as well as in demand deposits.

         Alan W. Dakey, President and Chief Executive Officer, commented, "We have a solid deposit and loan base in northern Dauphin, Cumberland, Northumberland, and Schuylkill Counties and have been very pleased with the growth we have experienced in the Capital region where we have expanded our branch network. We operate as a community business bank in the Capital region and have attracted a significant number of business customers who were discouraged with the large out-of-the-area banks that serve the Capital region. We see strong growth prospects in this expanding market for full-service community based banks that provide high quality service and prompt, local decision-making."

         Mid Penn Bancorp, Inc. share price as of September 30, 2003, was $22.00, compared to a share price of $18.75 as of September 30, 2002, an increase of 17.3%. The current annual dividend is $.80 per share, which results in an annualized dividend yield of 3.6% as of September 30, 2003.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 11 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com.